UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Sizeler Property Investors, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

This filing consists of a letter mailed by Sizeler Property Investors, Inc. to its common stockholders on or about October 30, 2006.

2542 Williams Boulevard

Kenner, Louisiana 70062

Vote FOR the Proposed Merger with Revenue Properties Company Limited Today

October 30, 2006

Dear Fellow Sizeler Common Stockholder:

On October 27, 2006, we issued a press release announcing that Institutional Shareholder Services Inc., Glass Lewis & Co. and PROXY Governance, INC. have each recommended that Sizeler stockholders vote in favor of the proposed merger between Sizeler and Revenue Properties Company Limited. A copy of the press release is enclosed for your convenience.

If the merger is approved, you will receive $15.10 in cash for each share of common stock that you own plus cash dividends totaling approximately $0.144 per share, for a total payment of $15.244 per share. This total cash consideration will be paid shortly following the closing of the merger.

Sizeler’s board of directors recommends that Sizeler’s common stockholders vote to approve the proposed merger at the November 8th special meeting of stockholders. If approved, we expect the merger to close on or about November 10, 2006.

We urge you to read the proxy statement for the merger carefully and vote FOR the merger today.

If you have not already voted, we urge you to vote on the enclosed proxy form today. If you have already voted, no further action on your part is needed and please accept our thanks.

Thank you for your cooperation and continued support.

Sincerely,

Thomas A. Masilla, Jr.

President and Chief Operating Officer

If you have questions about the proxy statement, the special meeting or the merger, or need assistance with the voting procedures, you should contact:

Morrow & Co., Inc.

(203) 658-9400 (Call Collect)

(800) 654-2468 (Call Toll-Free)

E-mail: proxy.info@morrowco.com

ISS, GLASS LEWIS AND PROXY GOVERNANCE RECOMMEND

SIZELER STOCKHOLDERS VOTE IN FAVOR

OF PROPOSED MERGER WITH REVENUE PROPERTIES

NEW ORLEANS, October 27, 2006—Sizeler Property Investors, Inc. (NYSE: SIZ) today announced that Institutional Shareholder Services Inc. (ISS), Glass Lewis & Co. (Glass Lewis) and PROXY Governance, INC. (PROXY Governance) have each recommended that Sizeler stockholders vote in favor of the proposed merger between Sizeler and Revenue Properties Company Limited. ISS, Glass Lewis and PROXY Governance are widely recognized as the nation’s leading independent proxy voting and corporate governance advisory firms. Their analyses and recommendations are relied upon by hundreds of major institutional investment firms, mutual funds and fiduciaries throughout the United States.

William G. Byrnes, Chairman of the Board of Directors of Sizeler, said, “We are very pleased that ISS, Glass Lewis and PROXY Governance, all highly respected and independent proxy voting advisory firms, support the merger of Sizeler with Revenue Properties. The recommendations of ISS, Glass Lewis and PROXY Governance reaffirm our belief that the merger between Sizeler and Revenue Properties is in the best interests of Sizeler and its stockholders.”

Sizeler will be holding a special meeting of stockholders on November 8, 2006 for its stockholders of record on September 19, 2006.

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Sizeler Property Investors, Inc. is an equity real estate investment trust (REIT) that invests in retail and apartment properties in the southeastern United States. The Company currently owns thirty properties—sixteen in Louisiana, ten in Florida and four in Alabama. The Company’s properties consist of two regional enclosed malls, thirteen retail shopping centers and fifteen apartment communities.

Revenue Properties Company Limited is a real estate company engaged in the acquisition, development and ownership of income-producing properties in Canada.

Caution Required by Certain Securities and Exchange Commission Rules

In connection with the proposed merger with Revenue Properties Company Limited, Sizeler Property Investors, Inc. filed a definitive proxy statement on October 10, 2006 with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders can obtain a free copy of the proxy statement and other documents filed by Sizeler Property Investors, Inc. with the Securities and Exchange Commission at the Securities and Exchange Commission’s website at http://www.sec.gov. Free copies of the proxy statement and other documents filed by Sizeler Property Investors, Inc. with the Securities and Exchange Commission may also be obtained from Sizeler Property Investors, Inc. by directing a request to Thomas A. Masilla, Jr., President and Chief Operating Officer, Sizeler Property Investors, Inc., 2542 Williams Boulevard, Kenner, LA 70062 (telephone number: (504) 471-6200).

Sizeler Property Investors, Inc. and its directors and executive officers may be deemed, under Securities and Exchange Commission rules, to be soliciting proxies from Sizeler Property Investors, Inc.’s stockholders in favor of the proposed merger. Information regarding the interests of these persons in the solicitation is more specifically set forth in the definitive proxy statement concerning the proposed merger that was filed by Sizeler Property Investors, Inc. on October 10, 2006 with the Securities and Exchange Commission, which is available free of charge from the Securities and Exchange Commission or from Sizeler Property Investors, Inc. as indicated above.